EXHIBIT 10.5

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT (the “Agreement”), dated as of April 5 , 2016 (the “Execution Date”), between Timothy Creech, an individual (the “Executive”), and Heat Biologics, Inc. Heat (“Heat”), a Delaware corporation, recites and provides as follows:

WHEREAS, Executive served as the Chief Financial Officer, Treasurer and Secretary of Heat pursuant to an Employment Agreement dated November 30, 2015, as amended on January 11, 2016 (the “Employment Agreement”); and

WHEREAS, Executive and Heat desire to terminate Executive’s employment with Heat and the Employment Agreement; and

WHEREAS, Heat and Executive have reached agreement on all matters relating to the employment of Executive by Heat and the termination of Executive’s employment with Heat and the Employment Agreement; and

WHEREAS, Heat and Executive desire to set forth all of the terms and conditions of their agreement in this Agreement.

NOW, THEREFORE, based upon their mutual promises and other good and valuable consideration, Heat and Executive agree as follows:

1.

RESIGNATION.  Executive hereby irrevocably and voluntarily resigns from Executive’s position as Chief Financial Officer, Treasurer and Secretary of Heat as of April 4, 2016 (the “Resignation Date”). In connection with Executive’s resignation and as of the Resignation Date:

a.

NO DUTIES.  Executive shall have no further obligation or authority to perform duties and functions on behalf of Heat and/or its subsidiaries or affiliates and shall refrain from performing such duties or functions.

b.

COOPERATION.  Anything to the contrary in this Agreement notwithstanding, for a period of six months after the Resignation Date, Executive may and must cooperate with Heat as necessary for business, including legal matters when requested by the then President, Chief Executive Officer and/or Chairperson of the Board.  Heat shall reimburse Executive for any approved, reasonable expenses incurred by Executive as a result of Executive’s cooperation.

c.

NO CONTACT.  For a period of twelve months following the Resignation Date:  (i) except outside the work environment or pursuant to a consulting agreement or in order to fulfill obligations under Section 1b above, Executive shall have no contact with current employees of Heat, except in connection with Executive’s benefits, compensation, administrative matters or as requested by the Chairman of the Board of Heat; and (ii) with respect to customers, consultants and suppliers of Heat and Heat Related Parties (as defined in Section 5 below), Executive will not discuss Heat, Heat Related Parties and information regarding those entities’ respective businesses or operations acquired as an employee of Heat.

2.

SEVERANCE COMPENSATION.  In consideration of Executive’s and Heat’s undertakings contained in this Agreement including executing the releases identified in Section 3:

a.

The parties acknowledges that Executive has been paid all of Executive’s accrued base salary and expense reimbursements owed and is not owed any accrued vacation pay.

b.

Subject to the provisions of the next two sentences, Heat shall, pay Executive One Hundred Forty Two Thousand Five Hundred Dollars ($142,500), all of which shall be reduced by any and all payroll, Medicare, Social Security, state and federal taxes or other deductions that the Company is obligated to make.  Payment shall be paid to Executive in substantially equal monthly payments on the same payroll schedule that was applicable to Executive immediately prior to the Effective Date and shall commence on the first such payroll date that is more than seven days after the Effective Date.  Payment under this Section 2(b) shall be made provided Executive has executed, complied with, and not revoked this Agreement and General Release.

c.

The severance payments described in this Sections 2 of this Agreement offered to Executive by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4).  For purposes of Code Section 409A, Executive’s right to receive any installment payments under this letter (whether pay in lieu of notice, severance payments, State Continuance premiums, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, any installment payment hereunder shall at all times be considered a separate and distinct payment.  All payments and benefits under this Agreement are subject to applicable withholdings and deductions

d.

The parties agree that no salary, benefits, bonus payment, vacation pay, sick pay or other payments or additional monies beyond the sums identified in this Section 2 will be made by Heat to Executive or on Executive’s behalf and the parties agree that no salary, benefits, bonus payment or other payments beyond the sums identified in this Section 2 are owing.

3.

RELEASES.

a.

In consideration of Heat’s undertakings contained in this Agreement to which Executive is not otherwise entitled, Executive on behalf of Executive and, to the extent permitted by law, on behalf of Executive’s spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on Executive’s behalf (collectively, the “Executive Parties”) generally and completely releases, acquits and forever discharges Heat, its affiliates, subsidiaries, divisions, agents and related parties and its and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, representatives, attorneys and other professionals, successors and assigns (collectively, the “Heat Related Parties”) of and from, and promises not to sue Heat and/or any of the other Heat Related Parties for or in respect of, any and all claims, demands, contentions,  suits, costs, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, causes of action, damages, and expenses (including attorney’s fees and costs), indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, of any nature whatsoever, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, which Executive now has or claims to have against Heat and/or any of the other Heat Related Parties jointly, severally or singly from the beginning of time to the date of this Agreement, including, without limitation, claims relating to Executive’s employment with Heat or the termination of Executive’s employment, claims based in contract, tort, constitutional, statutory or common law, and claims under any federal, state, or local statute, order, law or regulation, governing terms or conditions of employment, including but not limited to wages, salary, bonuses, commissions, stock, stock options or any other ownership interest in Heat, vacation pay, benefits expense reimbursements, severance pay, or any other form of compensation; or discrimination in employment on the basis of any protected characteristic (individually a “Claim and collectively

“Claims”).  This release applies to, and the Claims you are releasing include, but are not limited to, any and all rights and Claims arising under the National Labor Relations Act, Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. §§621, et seq.), Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans with Disabilities Act, Genetic Information Nondiscrimination Act of 2008, Uniformed Services Employment and Reemployment Rights Act , the Family and Medical Leave Act; the Employee Retirement Income Security Act (excluding any claims for accrued, vested benefits), the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; the North Carolina Equal Employment Practices Act and the North Carolina Wage and Hour Act. In addition, the Claims you are releasing include, but are not limited to, any and all Claims that any of the Heat Related Parties has violated (i) its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing or (ii) any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel). This release does not release Heat or Heat Related Parties from obligations under the Severance Agreement.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement Executive does not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights Executive may have under applicable workers’ compensation laws and Executive’s right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. If any Claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate Executive’s existing rights under any Heat benefit plan or any plan or agreement related to equity ownership in Heat; however, it does waive, release and forever discharge Claims existing as of the date Executive executes this Agreement pursuant to any such plan or agreement.

b.

Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any and all rights Executive may have under the ADEA, as amended.  Executive also acknowledges and agrees that (i) the consideration given to Executive in exchange for the waiver and release in this Agreement is in addition to anything of value to which Executive were already entitled, and (ii) that Executive has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which Executive is eligible, and has not suffered any on-the-job injury for which Executive has not already filed a Claim.  Executive affirms that all of the decisions of the Heat Related Parties regarding Executive’s pay and benefits through the date of Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  Executive affirms that Executive has not filed or caused to be filed, and is not presently a party to, a Claim against any of the Heat Related Parties.  Executive further affirms that Executive has no known workplace injuries or occupational diseases.  Executive acknowledges and affirms that Executive has not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Heat Related Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.  Executive and the Company agree that the sole reason for the termination of

Executive’s employment is because Executive’s position was eliminated as a result of the Company’s financial hardship.  All individuals who are being terminated in connection with this hardship will be eligible for benefits based upon their execution of a release substantially similar to this release.  Executive is acknowledging by signing this Agreement that Executive understands that Executive is eligible for the benefits which Executive will receive contingent upon Executive executing this release.

c.

In consideration of Executive’s  undertakings contained in this Agreement to which Heat  is not otherwise entitled, Heat  generally and completely releases, acquits and forever discharges Executive of and from, and promises not to sue Executive for or in respect of, any and all claims,  demands, contentions,  suits, costs, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, causes of action, damages, and expenses (including attorney’s fees and costs), indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, of any nature whatsoever, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, which Heat now has or claims to have against Executive from the beginning of time to the date of this Agreement, including, without limitation, claims relating to Executive’s employment with Heat or the termination of Executive’s employment, claims based in contract, tort, constitutional, statutory or common law, and claims under any federal, state, or local statute, order, law or regulation, governing terms or conditions of employment (collectively, “Heat Claims”). In addition, to the Heat Claims that Heat is releasing include, but are not limited to, any and all Heat Claims that Executive violated (i) Heat’s personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing or (ii) any statute, public policy or common law. This release does not release Executive from obligations under the Severance Agreement.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement, Heat does not waive or release rights or Heat Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Heat Claims which cannot be waived by law, including, without limitation, any rights Heat may have to file or participate in an investigative proceeding of any federal, state or local governmental agency.

4.

NO DISPARAGEMENT.  In consideration of Heat’s undertakings contained in this Agreement to which Executive is not otherwise entitled, Executive agrees that Executive and Executive’s agents, family and/or representatives shall refrain from: (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of Heat, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “Heat Related Parties”); and (ii) referring to or in any way commenting on Heat and/or any of the other Heat Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage the reputation, goodwill or standing in the community of Heat and/or any of the other Heat Related Parties. In consideration of Executive’s undertakings contained in this Agreement to which Heat is not otherwise entitled, Heat agrees that Heat and its Chief Executive Officer shall refrain from: (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of Executive; and (ii) referring to or in any way commenting on Executive  in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage the reputation, goodwill or standing in the community of Executive.

5.

TERMS ARE CONFIDENTIAL.  Until such time as Heat is required to disclose the existence and terms of this Agreement, Executive shall keep the terms and conditions of this Agreement strictly confidential.  Executive hereby agrees not to disclose the existence of this Agreement or any of the terms of this Agreement (including without limitation the amounts referred to in Section 2) to any person, including without limitation, any current or former employee of or applicant for employment with Heat and/or any of the other Heat Related Parties, with the exception of Executive’s attorney, accountant, tax preparer or spouse or as compelled by legal process, provided Executive’s attorneys, accountants, tax preparers, or spouses are informed of this provision requiring confidentiality and such person agrees to be bound by its terms. Notwithstanding the foregoing, nothing in this Agreement shall limit Executive’s right to discuss his employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of his employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

6.

RETURN OF HEAT PROPERTY.  All documents, records, data, equipment (including, without limitation: any computer or computers; any electronic storage device; computer hard drives; flash drives; discs and the like), Heat charge or credit cards, any Heat electronic communication devices (including cellular telephones, smartphones, BlackBerry®, PDA and the like) and other physical property, whether or not pertaining to Confidential Information, which were furnished to Executive by Heat or were procured by Executive in connection with Executive’s services to Heat and/or is subsidiaries or affiliates will be and remain the sole property of Heat. Executive will return to Heat forthwith all such materials and property except as provided in Section 8 of this Agreement.

7.

STOCK SHARES AND OPTIONS.  Executive was granted an option to purchase 70,000 shares of Heat’s common stock, pursuant to Heat’s 2014 Stock Incentive Plan as applicable (the “Plan”) of which 7,291 are vested as of the Resignation Date.  Under the terms of the Plan and Executive’s stock option grant, vesting will cease as of the Resignation Date and Executive will have ninety (90) days after the Resignation Date to exercise any option that have vested as of the Resignation Date.

8.

CONFIDENTIAL INFORMATION.  The previous Confidentiality Information and Assignment of Inventions Agreement between the Executive and Heat shall remain in full force and effect and if there shall be a conflict between the terms of this Agreement and the terms of the prior agreement, the terms of this Agreement shall prevail.

9.

NON-COMPETE; NON-SOLICITATION.

a.

NON-COMPETE. For a period commencing on the Effective Date of this Agreement (as defined below) and ending one year after the Effective Date of this Agreement (the “Non-Competition Period”), Executive shall not, directly or indirectly, either for Executive or any other person, own, manage, control, materially participate in, invest in, permit Executive’s name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which develops, markets, or sells or sells products that are directly competitive with the gp96 technology platform or any other platform being developed or sold by Heat at the time of termination (collectively, a “Competitor”).  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as Executive has no active participation in the business of such Competitor.

b.

NON-SOLICITATION. During the Non-Competition Period identified in Section 10(a) above, Executive shall not, directly or indirectly: (i) induce or attempt to induce or aid others in inducing anyone working at Heat or its subsidiaries or affiliates to cease working at Heat or its subsidiaries or affiliates, or in any way interfere with the relationship between Heat or its subsidiaries or affiliates and anyone working at Heat or its subsidiaries or affiliates except in the proper exercise of Executive’s authority; or (ii) in any way interfere with the relationship between Heat or its subsidiaries or affiliates and any customer, supplier, licensee or other business relation of Heat or its subsidiaries or affiliates.

c.

SCOPE.  If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

d.

INDEPENDENT AGREEMENT.  The existence of any claim or cause of action of Executive against Heat or any of its subsidiaries or affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

10.

INJUNCTIVE RELIEF.  Executive acknowledges that a violation or attempted violation on Executive’s part of any agreement in Section 6,7 9 or 10 will cause irreparable damage to Heat and/or its subsidiaries or affiliates, and accordingly, Executive agrees that Heat and/or its subsidiaries or affiliates shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive without the obligation of posting a bond; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that Heat and/or its subsidiaries or affiliates may have. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Heat and/or its subsidiaries or affiliates of the covenants contained in this Agreement.

11.

ARBITRATION.  No dispute between one or more Heat Related Parties and Executive shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or, if Heat and Executive agree in a separate writing, another individual or organization or an individual or organization that a court appoints. Notwithstanding the above, either Heat or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial.

a.

The arbitration shall be initiated in Durham County, North Carolina and shall be administered by AAA under its employment arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within one year of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

b.

The Arbitrator shall render an award that conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of North Carolina. The cost of arbitration shall be advanced equally by the parties. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

12.

SUCCESSORS.

a.

This Agreement is personal to Executive and shall not be assignable by Executive.

b.

This Agreement shall inure to the benefit of Heat and its successors and assigns. Heat may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company, provided that such assignee is financially qualified to fulfill obligations hereunder and in the event of such assignment, Heat agrees to guarantee all obligations hereunder.

13.     MISCELLANEOUS

a.

Executive shall notify Heat of any and all employment or other compensated work Executive obtains during the period from the Effective Date of this Agreement through and including the Non-Competition Period.

b.

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to the principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral, pertaining to the subject matter hereof, other than the Confidential Information and Assignment of Inventions Agreement between Executive and Heat, contained in Executive Employment Agreement, as amended, and included as Appendix A to the Offer Letter.  To the extent that there is any conflict between this Agreement and any earlier agreement between Heat and Executive, this Agreement governs. This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board.

c.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery, by registered or certified mail, return receipt requested, postage prepaid, by reputable overnight courier (such as Federal Express or UPS), by facsimile, or by e-mail to such address as either party shall have furnished to the other in writing in accordance herewith. Notice may be given to Heat or Executive as follows:

For Heat:	For Executive:

Heat Biologics, Inc. 801 Capitola Drive Durham, NC 27313	Timothy Creech [ ]
With a Copy to:
Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 Attn: Leslie Marlow, Esq.

d.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

e.

The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

f.

This Agreement does not constitute an admission by Heat of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

g.

Executive agrees that upon any breach of this Agreement Executive will forfeit all amounts paid or owing to Executive under this Agreement.  Further, Executive acknowledge that it may be impossible to assess the damages caused by Executive’s violation of the terms of Sections 3, 4, 5, 8, 9 and 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to Heat.  Executive therefore agrees that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to Heat upon Executives breach of this Agreement, Heat shall be entitled to an injunction to prevent Executive from violating or breaching this Agreement.  Executive agrees that if Heat is successful in whole or part in any legal or equitable action against Executive under this Agreement, Executive agrees to pay all of the costs, including reasonable attorney’s fees, incurred by Heat in enforcing the terms of this Agreement

14.

Acknowledgments. Executive further acknowledges:

a.

Executive has read and understands the release set forth in this Section 3 and the other terms of this Agreement;

b.

Before executing this Agreement, Executive has been offered at least 45 days to consider Executive’s rights and obligations under this Agreement;

c.

The period of time Executive has to consider Executive’s rights and obligations under this Agreement is reasonable;

d.

Before executing this Agreement, Heat advised Executive in writing to consult with an attorney;

e.

Executive has knowingly and voluntarily elected to enter into this Agreement and releases the Company and all Heat Related Parties from any and all claims, subject to the stated limitations in this Section 3, in exchange for valuable consideration which is in addition to anything of value to which Executive is already entitled;

f.

The Agreement constitutes a waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621, et seq.);

g.

This Agreement does not waive any rights or claims by Executive that may arise after this Agreement is finally accepted and executed; and,

h.

Nothing in this Agreement, including the restrictions contained in Paragraphs 4, 5, 9, and 10, is intended to, or shall, interfere with Executive’s rights under federal, state, or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADA, the ADEA, GINA, USERRA, or their state or local counterparts) to file or otherwise institute a charge of discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of this Agreement. Executive shall not, however, be entitled to any relief, recovery, or monies in connection with any such action, charge or proceeding brought against Heat and/or the other Heat Related Parties, regardless of who filed or initiated any such complaint, charge, or proceeding

15.

Effective Date. For a period of seven days following the execution of this Agreement, Executive may revoke this Agreement by sending written notice of same to Heat, addressed to Mr. Jeff Wolf, 801 Capitola Drive, Durham, North Carolina 27713.  For the revocation to be effective, the Company must receive the written notice by not later than the close of business on the seventh day after Executive signs this Agreement.  This Agreement shall not become effective or enforceable until this seven-day revocation period has expired without Executive having exercised Executive’ right to revoke.

This Agreement shall become effective on the seventh day after the date of this Agreement, provided the Executive does not exercise her right to revoke this Agreement (“Effective Date”).  If Executive revokes this Agreement during such seven-day period, this Agreement shall not become effective.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, Heat has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HEAT BIOLOGICS, INC., a Delaware Corporation		EXECUTIVE

By:	/s/ Jeff Wolf	/s/ Timothy Creech
	Jeff Wolf	Timothy Creech

April 4, 2016

Timothy Creech

[Address]

Re:

Severance Agreement and General Release

Dear Timothy:

This letter confirms that on April 5, 2016, I personally delivered to you the enclosed Agreement and General Release.  You have up to 45 days after receipt of this Agreement and General Release to consider whether to sign and date this Severance Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967.  Attachment A to this letter contains information required to be provided to you pursuant to Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act. We advise you to consult with an attorney of your choosing prior to signing this Severance Agreement and General Release concerning the rights you are waiving as well as all other terms of this Agreement.

Very truly yours,

/s/ Jeff Wolf

Heat Biologics, Inc.

Attachment A

Information about the Exit Program required by the Older Workers Benefit Protections Act.

The class, unit, or group of individuals covered by the program includes all employees in the Company whose employment is being terminated in the reduction in force that will be effective on [Insert Date]. All employees in the Company whose employment is being terminated are eligible for the program.

The following is a listing of the ages and job titles of employees who were and were not selected for layoff and offered consideration for signing a waiver. Except for those employees selected for layoff, no other employee is eligible or offered consideration in exchange for signing the waiver:

Job Title	Age	# Selected	# not Selected
CEO	52	0	1
CFO	55	1	0
Chief Science Officer	36	0	1
VP Product Development	42	0	1
VP Business development	52	1	0
Director of Clinical	33	0	1
Director of CMC	38	0	1
Director of Regulatory Affairs	39	0	1
Clinical Research Associate	26	0	1
Manager, Medical Writing	37	0	1
Senior Director of Quality Systems	37	1	0
Clinical Trial Associate	28	0	1
Senior CMC Project Manager	39	0	1
Associate Director of Research	37	0	1
Associate Director of Research	36	0	1
Principal Scientist	42	0	1
Postdoctoral Scientist	28	0	1
Director of Process Development and Characterization	31	1	0
Scientist I	40	0	1
Assoc. VP of Licensing and Legal Counsel	50	1	0
Office manager	35	0	1
Accounting Manager	45	0	1
Director IR and Corporate Communication	29	0	1
Controller	64	0	1
Associate Director, Analytical Sciences	45	0	1